Exhibit 15.1

GENOIL INC.
December 31, 2019
FORM 20-F

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genoil Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genoil Inc. (the “Company”) as of December 31, 2019, 2018, and 2017 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Genoil Inc. as of December 31, 2019, 2018, and 2017 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
June 30, 2020

We have served as the Company’s auditor since 2020.

GENOIL INC.
Consolidated Balance Sheets
(Expressed in US Dollars)

ASSETS

	December 31,	December 31,	December 31,
	2019	2018	2017
CURRENT ASSETS
Cash and cash equivalents	$1,359	$1,557	$427
Due from related-parties	1,675,625	1,618,349	949,285

Total Current Assets	1,676,984	1,619,906	949,712

Land located in Alberta Canada	43,163	43,163	43,163

OTHER ASSETS
Intangible assets, net	1	1	1

TOTAL ASSETS	$1,720,148	$1,663,070	$992,876

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade and other payables	$60,167	$60,167	$60,167
Accrued interest payable, to related parties	1,782,472	1,444,624	1,142,974
Convertible notes, current portion	2,513,748	2,513,748	2,513,748
Due to related parties	3,875,000	3,812,500	3,750,000

Total Current Liabilities	8,231,387	7,831,039	7,466,889

NON-CURRENT LIABILITIES
Derivative liabilitty	-	-	203,152

Total Non-Current Liabilities	-	-	203,152

TOTAL LIABILITIES	8,231,387	7,831,039	7,670,041

STOCKHOLDERS' DEFICIT

Common Stock, no par value; issued and outstanding 547,303,029, 532,312,029, and 503,793,613 shares, respectively	49,847,884	49,463,347	47,803,672
Contributed surplus	32,114,075	29,209,720	22,937,881
Accumulated other
comprehensive income (loss)	(221,860)	(221,860)	(221,860)
Accumulated deficit	(88,251,338)	(84,619,176)	(77,196,858)

Total Stockholders' Deficit	(6,511,239)	(6,167,969)	(6,677,165)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$1,720,148	$1,663,070	$992,876

The accompanying notes are an intergral part of these consolidated financial statements
.

GENOIL INC.
Consolidated Statements of Operations
(Expressed in US Dollars)

	For the Years Ended
	December 31,
	2019	2018	2017

REVENUES	$-	$-	$-
COST OF SALES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Stock based compensation to officers, directors, and consultants	3,054,402	7,051,639	5,940,417
Occupancy Arrangements with related parties	62,500	62,500	250,000
Other Operating Expenses	177,412	209,681	529,760
Total Operating Expenses	3,294,314	7,323,820	6,720,177

LOSS FROM OPERATIONS	(3,294,314)	(7,323,820)	(6,720,177)

Other Income (Expense)
Finance expense	(337,848)	(301,650)	(249,054)
Gain on derivative liability		203,152	704,161

Total Other Income (Expense) - Net	(337,848)	(98,498)	455,107

INCOME (LOSS) BEFORE INCOME TAXES	(3,632,162)	(7,422,318)	(6,265,070)
PROVISION FOR INCOME TAXES	-	-	-

NET INCOME (LOSS)	$(3,632,162)	$(7,422,318)	$(6,265,070)

Weighted average shares outstanding - Basic and Diluted	538,784,529	518,052,821	491,333,237

NET LOSS PER SHAE - Basic and Diluted	$(0.01)	$(0.01)	$(0.01)

The accompanying notes are an intergral part of these consolidated Financial Statements

GENOIL INC.
Consolidated Statements of Stockholders' Deficit
(Expressed in US Dollars)

				Accumulated
				Other		Total
	Common	Share	Contributed	Comprehensive	Accumulated	Stockholders'
	Shares	Capital	Surplus	Income (Loss)	Deficit	Deficit

Balance, December 31, 2016	478,872,860	$46,309,340	$17,479,108	$7,171	$(66,564,725)	$(2,769,106)

Prior period adjustment	-	-	-	-	(4,367,063)	(4,367,063)
Sale of common shares (and warrants) in private placements	20,570,000	1,012,688	-	-	-	1,012,688
Issuance of common shares for services	5,988,753	481,644	-	-	-	481,644
Cancelation of common shares	(1,638,000)	-	-	-	-	-
Stock based compensation	-	-	5,458,773	-	-	5,458,773
Other Comprehensive Income	-	-	-	(229,031)	-	(229,031)
Net loss for the year ended December 31, 2017	-	-	-	-	(6,265,070)	(6,265,070)

Balance, December 31, 2017	503,793,613	47,803,672	22,937,881	(221,860)	(77,196,858)	(6,677,165)

Sale of common shares (and warrants) in private placements	17,425,507	879,875	-	-	-	879,875
Issuance of common shares for services	11,092,909	779,800	-	-	-	779,800
Stock based compensation	-	-	6,271,839	-	-	6,271,839
Net loss for the year ended December 31, 2018	-	-	-	-	(7,422,318)	(7,422,318)

Balance, December 31, 2018	532,312,029	49,463,347	29,209,720	(221,860)	(84,619,176)	(6,167,969)

Sale of common shares (and warrants) in private placements	8,836,667	234,490	-	-	-	234,490
Issuance of common shares for services	6,154,333	150,047	-	-	-	150,047
Stock based compensation	-	-	2,904,355	-	-	2,904,355
Net loss for the year ended December 31, 2019	-	-	-	-	(3,632,162)	(3,632,162)

Balance, December 31, 2019	547,303,029	$49,847,884	$32,114,075	$(221,860)	$(88,251,338)	$(6,511,239)

The accompanying notes are an intergral part of these consolidated Financial Statements

GENOIL INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Expressed in US Dollars)

	2019	2018	2017
OPERATING ACTIVITIES
Net income (loss)	$(3,632,162)	$(7,422,318)	$(6,265,070)
Adjustments to reconcile loss
to cash flows from operating activities:
Derivative liability adjustment	-	(203,152)	(671,229)
Stock based compensation	3,054,402	7,051,639	5,940,417
Changes in operating assets and liabilities
Accrued interest payable	337,848	301,650	249,054
Trade and other payables	-	-	39,878

Net Cash Used in Operating Activities	(239,912)	(272,181)	(706,950)

FINANCING ACTIVITIES
Net change in related party receivables	(57,276)	(669,064)	(295,705)
Net change in related party payables	62,500	62,500	156,957
Cash received from equity investors	234,490	879,875	1,012,688

Net cash provided by Financing Activities	239,714	273,311	873,940

Increase (Decrease) in Cash	(198)	1,130	166,990
Cash at beginning of year	1,557	427	1,745
Foreign exchange translation	-	-	(168,308)

Cash at end of year	$1,359	$1,557	$427

The accompanying notes are an intergral part of these consolidated Financial Statements

Genoil INC.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2019, 2018, and 2017
(Expressed in US Dollars)

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. for the years ended December 31, 2019, 2018, and 2017 comprise Genoil Inc. and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is quoted on the OTC Markets under the symbol GNOLF. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

These consolidated financial statements have been presented on a going concern basis. The Company reported net losses of $3,632,162, $7,442,318, and $6,265,070 for the years ended December 31, 2019, 2018, and 2017, respectively. The Company used funds in operating activities of $239,912, $272,181, and $706,950 for the years ended December 31, 2019, 2018, and 2017, respectively. The Company had a net working capital deficiency of $6,554,403, $6,211,133, and $6,517,177 on December 31, 2019, 2018, and 2017, respectively. The Company had stockholder deficits of $6,511,239, $6,167,969, and $6,677,165 on December 31, 2019, 2018, and 2017, respectively. These factors indicate material uncertainties that cast substantial doubt about to the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on commercializing its technologies, achieving profitable operations and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During years ended December 31, 2019, 2018, and 2017, the Company received net proceeds of $234,490, $879,875, $1,012,688, respectively, pursuant to financing activities.

Management, utilizing close personal relationships, has been successful in raising capital through periodic private placements of the Company’s common shares. Although these shares are subject to a “hold” period on the United States stock markets, the investors’ confidence in the undertakings of management, with respect to future positive market performance of the Company’s common stock, permits this avenue of financing to exist. External sources of debt financing are not available to the Company due to its precarious financial position.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Principles of Consolidation:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and incorporate the financial statements of Genoil, and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Genoil has the following subsidiaries:

●
Genoil USA Inc., incorporated in Delaware, United States, which is a wholly owned subsidiary of Genoil.

●
Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates. Emirates LLC is jointly owned by S.B.K. Commercial Business Group LLC and Genoil. As of December 31, 2019, Emirates LLC had not yet commenced operations and holds no assets.

●
Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of Genoil’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

The reporting currency of the Company is the United Sates Dollar. The functional currency of Genoil and its subsidiaries is the United States Dollar. Transactions denominated in currencies other than the functional currency are translated at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses are reflected in income.

(c) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

(d) Cash and cash equivalents

The Company considers all short term investments with original maturities of three months or less to be cash equivalents.

(e) Stock-based compensation

The Company grants common stock, stock options, and Price Appreciation Certificates to employees, directors, and consultants for various services rendered to the company. Share-based payments to these individuals are measured at the fair value of the securities issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(f) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(g) Loss per share

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options are used to repurchase shares at the current market price. All options and warrants are anti-dilutive when the Company is in a loss position.

(h) Recent accounting pronouncements:

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or operations.

3. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

●	Level 1 – quoted prices in active markets for identical assets or liabilities;

●	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,

●	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs.

The fair value of cash and cash equivalents, due from related parties, trade and other payables, accrued interest payable, convertible notes, and due to related parties approximates their carrying value due to their short term to maturity.

The fair values of stock options and Price Appreciation Certificates are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate.

4. DUE FROM RELATED PARTIES

Due from related parties consist of:

	December 31,
Borrower	2019	2018	2017
Lifschultz Enterprise Company LLC(an entity controlled by David Lifschultz, Genoil chief creative officer, and Bruce Abbott, Genoil chief operating officer)	$100	$376,544	$24,549
David Lifschultz	837,763	620,903	462,368
Bruce Abbott	837,762	620,902	462,368
Totals	$1,675,625	$1,618,349	$949,285

The receivables are non-interest bearing and are due on demand.

5. ACCRUED INTEREST PAYABLE TO RELATED PARTIES

Accrued interest payable to related parties consist of:

	December 31,
Lender	2019	2018	2017
Lifschultz Enterprise Company LLC	$1,062,943	$861,473	$681,591
Sidney B, Lifschultz 1992 Family Trust (an entity controlled by David Lifschultz)	383,868	311,110	246,147
David Lifschultz	167,835	136,024	107,621
Bruce Abbott	167,826	136,017	107,615
Totals	$1,782,472	$1,444,624	$1,142,974

The accrued interest payable relates to the convertible notes outstanding (see note 6).

6. CONVERTIBLE NOTES

Convertible notes consist of:

	December 31,
Lender	2019	2018	2017
Lifschultz Enterprise Company LLC	$1,499,026	$1,499,026	$1,499,026
Sidney B, Lifschultz 1992 Family Trust	541,353	541,353	541,353
David Lifschultz	236,691	236,691	236,691
Bruce Abbott	236,678	236,678	236,678
Totals	$2,513,748	$2,513,748	$2,513,748

The notes bear interest at 12% and their maturity was extended on April 27, 2020 to August 27,2022. The notes are convertible into shares of Genoil common stock at a price of $0.01 per share ($0.015 per share prior to April 27, 2020).

7. DUE TO RELATED PARTIES

Due to related parties consist of:

	December 31,
Creditor	2019	2018	2017
Occupancy costs payable to Estate of Sidney B. Lifschultz (an entity controlled by David Lifschultz) for use of, Larchmont New York property from 2003 to 2017	$3,750,000	$3,750,000	$3,750,000
Occupancy costs payable to Bruce Abbott and David Lifschultz for use of Mamaroneck New York property in 2018 and 2019	125,000	62,500	-
Totals	$3,875,000	$3,812,500	$3,750,000

The payables are non-interest bearing and are due on demand.

8. SHARE CAPITAL

Preferred Stock

There are 10,000,000 shares of Class A Preferred Stock authorized but none are outstanding.

Common Stock

There are an unlimited number of shares of common stock, no par value, authorized to be issued.

In 2017, the Company sold a total of 20,570,000 shares of common stock (and warrants) in private placements for total proceeds of $1,012,688.

In 2017, the Company issued 5,988,753 shares of common stock as compensation for services. The fair value of the shares issued was $481,644.

In 2017, the Company canceled 1,638,000 shares of common stock.

In 2018, the Company sold a total of 17,425,507 shares of common stock (and warrants) in private placements for total proceeds of $879,875.

In 2018, the Company issued 11,092,909 shares of common stock as compensation for services. The fair value of the shares issued was $779,800.

In 2019, the Company sold a total of 8,836,667 shares of common stock (and warrants) in private placements for total proceeds of $234,490.

In 2019, the Company issued 6,154,333 shares of common stock as compensation for services. The fair value of the shares issued was $150,047.

Warrants

In conjunction with the private placements, the Company issued warrants to purchase common stock. The following is a summary of the warrants activity for the period December 31,2016 to December 31, 2019.

Number outstanding at December 31, 2016	41,286,664
Granted	20,570,000
Cancelled	-
Number outstanding at December 31, 2017	61,856,664
Granted	17,425,507
Cancelled	-
Number outstanding at December 31, 2018	79,282,171
Granted	8,836,667
Cancelled	-
Number outstanding at December 31, 2019	88,118,838

At December 31, 2019, the 88,118,838 warrants outstanding had a weighted average exercise price of $0.05 per share, a weighted average remaining contractual life of 2.02 years, and an aggregate intrinsic value of $0.

9. STOCK-BASED COMPENSATION

Stock-based compensation consists of:

	December 31,
Type of Security	2019	2018	2017
Price Appreciation Certificates issued to David Lifschultz (CEO) and Bruce Abbott (COO).	$2,430,766	$6,221,915	$4,046,189
Options issued to outside directors and consultants	473,589	49,924	1,412,584
Common stock issued for services	150,047	779,800	481,644
Totals	$3,054,402	$7,051,639	$5,940,417

The following is a summary of the compensatory securities activity for the period December 31,2016 to December 31, 2019

Common stock equivalent	Price Appreciation Certificates	Options	Total
Number outstanding at December 31, 2016	153,700,000	13,700,000	167,400,000
Granted	66,000,000	18,190,000	84,190,000
Cancelled	-	-	-
Number outstanding at December 31, 2017	219,700,000	31,890,000	251,590,000
Granted	142,700,000	1,250,000	143,950,000
Cancelled	-	-	-
Number outstanding at December 31, 2018	362,400,000	33,140,000	395,540,000
Granted	123,700,000	22,950,000	146,650,000
Cancelled	-	-	-
Number outstanding at December 31, 2019	486,100,000	56,090,000	542,190,000

PRICE APPRECIATION CERTIFICATES

In lieu of compensation the Company has entered into agreements (“Price Appreciation Certificates”) with David Lifschultz and Bruce Abbott whereby, at the request of the executives, the Company agrees to pay the equivalent sum of the rise in the Company’s stock price based on the agreed upon number of shares, from a fixed per share amount to the average of the last 10 trading days (volume weighted average price).

The number of shares reflect a potential salary for the two executives that only exist if the price of the shares rise above the price appreciation base amount. The Company has no obligation to pay the two executives if the stock does not rise. The Company, at its exclusive option and benefit, can proceed with a private placement at the share price on the date of exercise and the executive will subscribe to this private placement for the entire sum advanced by the Company.

The Company accounts for these Price Appreciation Certificates as an equity instrument due to its exclusive option to require a subscription to the private placement as determined by the fair value of the instruments using a Black-Scholes pricing model.

The fair value of Price Appreciation Certificates granted during 2019, 2018, and 2017 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2019	2018	2017
Volatility	213%	260-292%	292-294%
Expected life	5 years	5 years	5 years
Risk-free rate	1.67%	2.52%	1.92-2.17%
Dividend yield	-	-	-
Forfeiture rate	0%	0%	0%
Stock Price at Valuation	$0.02	$0.04-0.05	$0.05-0.08
Exercise Price	$0.03	$0.04-0.05	$0.05-0.07

At December 31, 2019, the 486,100,000 Price Appreciation Certificates outstanding had a weighted average exercise price of 0.04 per share, a weighted average remaining contractual life of 2.84 years, and an aggregate intrinsic value of $0.

OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 69,819,579. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant. The options issued during 2017, 2018, and 2019 all vested immediately.

The fair value of stock options granted during 2019, 2018, and 2017 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2019	2018	2017
Volatility	181-221%	291-292%	292-294%
Expected life	4 - 5 years	5 years	5 years
Risk-free rate	1.51-2.58%	2.61-2.62%	1.89-2.71%
Dividend yield	-	-	-
Forfeiture rate	0%	0%	0%
Stock Price at Valuation	$0.02-$0.03	$0.04	$0.06-$0.10
Exercise Price	$0.03-$0.30	$0.04-$0.10	$0.05-$0.08

At December 31, 2019, the 56,090,000 stock options outstanding had a weighted average exercise price of $0.06 per share, a weighted average remaining contractual life of 2.68 years, and an aggregate intrinsic value of $0.

10. INCOME TAXES

The provision for income taxes reflects the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for income taxes differs from that computed by applying the statutory United States federal income tax rate of 21% for 2019 and 2018 and 35% for 2017 to loss before income taxes. The sources of the differences are as follows:

	2019	2018	2017
Income (loss) before income taxes	$(3,632,162)	$(7,422,318)	$(6,265,070)
Expected recovery at statutory tax rate	762,754	1,558,687	2,192,775
Non-deductible stock-based compensation	(641,424)	(1,480,844)	(2,079,146)
Non-taxable gain on derivative liability	-	42,662	246,456
Increase in valuation allowance	(121,330)	(120,505)	(360,085)
Provision for Income Taxes	$-	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2019 will be realized. Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2019. The company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

11. COMMITENTS AND CONTINGENCIES

From 2003 to 2017, the Company used a residential property in Larchmont New York owned by the Estate of Sidney B. Lifschultz (an entity controlled by CEO David Lifschultz) for office and marketing purposes. The agreed rental amount for such use was $250,000 per year, or a total of $3,750,000 for the 15 years. The $3,750,000 is unpaid and included in “Due to Related Parties” at December 31,2019 (see note 7),

In 2018 and 2019 (and continuing), the Company used a residential property in Mamaroneck New York paid by COO Bruce Abbott and CEO David Lifschultz for office and marketing purposes. The agreed rental amount for such use was $62,500 per year, or a total of $125,000 for the 2 years. The $125,000 is unpaid and included in “Due to Related Parties” at December 31, 2019 (see note 7).

12. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated the consolidated balance sheet at December 31, 2016 (which was previously included in the Company’s Form 20-F filed with the SEC on March 3, 2017) in order to correct errors relating to (1) reporting currency used; (2) non-impairment of property and equipment; (3) non-impairment of intangible assets; and (4) nonaccrual of occupancy expenses.

In the December 31, 2016 Form 20-F consolidated financial statements, the Company used the Canadian Dollar as its reporting currency. However, all year 2016 transactions were in US Dollars and the functional currency of Genoil, Inc. (Alberta Canada) and its subsidiaries was effectively the US Dollar. Thus, we have changed the reporting currency at December 31, 2016 from the Canadian Dollar to the US Dollar.

Certain property and equipment and certain intangible assets have not generated any revenues for the Company for many years. Since the Company determined at December 31, 2016 that it does not expect to recover the carrying value of these assets, the Company has restated the December 31, 2016 Consolidated Balance Sheet to recognize impairment charges at December 31, 2016 to reduce property and equipment by $37,269 and to reduce intangible assets by $29,825.

From January 1, 2003 to December 31, 2017, the Company used property located in Larchmont, New York owned by the Estate of Sidney B. Lifschultz for Genoil administrative and meeting purposes. As previously reported, the Company did not accrue any occupancy charges relating to this arrangement. The Board of Directors of Genoil has determined that the fair rental amount for use of the property was $250,000 per year and has approved Genoil’s obligation to pay a total of $3,750,000 (i.e., $250,000 per year multiplied by 15 years) to the Estate of Sidney B. Lifschultz. Thus, the Company has increased the due to related parties’ liability by $3,500,000 at December 31, 2016 (i.e., $250,000 per year multiplied by 14 years, through December 31, 2016).

The effect of the restatement adjustments on the Consolidated Balance Sheet at December 31, 2016 follows:

	As previously reported		Restatement Adjustments	As Restated
	Canadian Dollars	US Dollars (A)	(in US Dollars)	(in US Dollars)
ASSETS
Cash and cash equivalents	$2,325	$1,746	$-	$1,746
Due from related-parties	870,242	653,580	-	653,580
Total Current Assets	872,567	655,326	-	655,326
Property and equipment, net	107,094	80,431	(37,269)	43,162
Intangible assets, net	39,713	29,826	(29,825)	1
TOTAL ASSETS	$1,019,374	$765,583	$(67,094)	$698,489

LIABILITIES AND STOCKHOLDERS' DEFICIT
Trade and other payables	$27,014	$20,288	$-	$20,288
Accrued interest payable	896,420	673,241	174,128	847,369
Convertible notes, current portion	2,494,880	1,873,736	625,841	2,499,577
Due to related parties	123,887	93,043	3,500,000	3,593,043
Total Current Liabilities	3,542,201	2,660,308	4,299,969	6,960,277
Derivative liability	1,164,238	874,381	-	874,381
TOTAL LIABILITIES	4,706,439	3,534,689	4,299,969	7,834,658

Common stock no par value	61,660,886	46,309,340	-	46,309,340
Contributed surplus	23,273,432	17,479,108	-	17,479,108
Accumulated deficit	(88,630,931)	(66,564,725)	(4,367,063)	(70,931,788)
Accumulated other comprehensive income	9,548	7,171	-	7,171
Total Stockholders' Deficit	(3,687,065)	(2,769,106)	(4,367,063)	(7,136,169)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,019,374	$765,583	$(67,094)	$698,489

<A> Using December 31, 2016 exchange rate of $0.75103 for the Canadian Dollar

13. SUBSEQUENT EVENTS

From January 1, 2020 to June 15, 2020, the Company sold a total of 21,950,000 shares of common stock (and warrants) in private placements for total proceeds of $219,500.

From January 1, 2020 to June 15, 2020, the Company issued a total of 3,525,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $69,000.

From January 1, 2020 to June 15, 2020, the Company granted a total of 7,500,000 stock options to outside directors and consultants as compensation for services The fair value of the stock options (at dates of issuance) totaled $88,695.